Exhibit 10.8

January 4, 2016

Richard Hornstein

Re:	Transition to Special Advisor & Release of Claims

Dear Rich:

As we’ve discussed, this letter (“Agreement”) confirms the agreement between you and Quotient Technology Inc. (f/k/a Coupons.com Incorporated) (“Quotient” or the “Company”) concerning the terms of your transition from a full-time employee to an advisory role.

1. Employment Transition: March 31, 2016 will be your last day of employment with the Company (the “Employment End Date”). Effective immediately following the Employment End Date, you will seamlessly and without interruption continue with the Company in the role of Special Advisor. The following sets forth the material terms of your role as Special Advisor:

a. Responsibilities/Duties. You will provide advisory services to the Company commensurate with your skills and background as reasonably requested by the Company’s Chief Executive Officer on an ad hoc basis (the “Services”). The Services will be at a level that may vary each month, but should be no more than 15 hours per month. It is the express intention of the parties that the Services as a Special Advisor will be as an independent contractor.

b. Term. Your advisory role under this Agreement will have a term of 3 years following the Employment End Date (the “Term”). This Agreement, and your service relationship with the Company, will terminate upon the completion of the Term. You and the Company may terminate the Agreement and your Services with 10 business days’ notice. If the Company terminates this Agreement, then you may be eligible for a termination payment under Section 4.

2. Benefits: Your participation in all benefits and incidents of employment, including, but not limited to, health insurance (although you can continue it under COBRA), the accrual of bonuses, vacation, and paid time off, will cease as of the Employment End Date.

3. Advisory Compensation: In consideration of your execution of the Initial Signature Page by the 22nd day after it has been delivered to you (and it being effective and irrevocable), your execution of the End of Full-Time Employment Signature Page by April 30, 2016 (and it being effective and irrevocable), your performance of the Services and your other promises herein (including your continued compliance with Sections 5, 6, and 7 of this Agreement), the Company agrees to provide you with the following:

a. Compensation. The Company agrees to pay you an aggregate of $414,000 during the Term. The amounts under this Section 3.a will be paid in equal monthly installments, subject to your continuing to provide Services during the duration of the Term and your continued compliance with Sections 5, 6, and 7 of this Agreement.

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b. 2015 Annual Bonus. You will receive your 2015 annual bonus paid out with any individual performance component at target level and company performance component determined in the same manner as for other executive-level employees of the Company and at the same time as bonuses are paid to other executive-level employees of the Company.

c. COBRA. Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will reimburse you, based on properly submitted evidence of payment, the insurance premiums you pay to the Company’s benefits provider (to be detailed in a separate correspondence) to continue your existing health benefits for 12 months following the Employment End Date.

d. Continued Vesting of Equity Awards. You hold outstanding stock options and restricted stock units awards (“Equity Awards”) under the Company’s equity compensation plans and individual award agreements (collectively, the “Equity Award Agreements”), as set forth on Exhibit A. By your signature to this Agreement, you acknowledge and agree that the Equity Awards set forth on Exhibit A represent all of your outstanding rights to Company equity securities. So long as you continue to provide Services to the Company during the Term, all of your Equity Awards will continue to vest and remain outstanding. Vesting of the Equity Awards will cease upon the earlier of: (i) the termination of the Services by the Company if you breach any of Sections 5, 6, and 7; (ii) your termination of the Services or (iii) the expiration of the Term. If there is a change in control during the Term and the successor company does not assume your Equity Awards, then they will fully vest immediately prior to the change in control.

4. Termination of Agreement: If the Company terminates the Services under this Agreement, then (other than if you breach any of Sections 5, 6, and 7) you will be paid a lump sum amount equal to any unpaid portion of the compensation set forth in Section 3.a and any unvested Equity Awards that would have vested if you provided services through the expiration of the Term will fully vest as set forth in this Section 4, subject to your delivering to the Company an executed Early Termination Signature Page on or before the 60th day following the date your Services are terminated (the “Supplemental Release Deadline”). Any termination payment under this Section 4 will be paid upon the Supplemental Release Deadline. Any Equity Awards vesting under this Section 4 will fully vest on the Supplemental Release Deadline. If you terminate the Services under the Agreement, you waive and forfeit any right to any unpaid portion of the compensation set forth in Section 3.a and to any unvested Equity Awards set forth in Section 3.d.

5. Confidential Information: You have entered into an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) dated December 15, 2009 (the “Confidentiality Agreement”). The Confidentiality Agreement will continue to apply during the Term and thereafter by its terms. You hereby reaffirm and agree to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. You acknowledge that as a result of your employment with the Company you have had access to the Company’s Confidential Information (as defined in the Confidentiality Agreement), that you will hold all Confidential Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.

6. Conflicting Obligations: You represent and warrant you have no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, your obligations to the Company under this Agreement, and/or your ability to perform the Services. You agree to not enter into any such conflicting agreement during the Term. For the avoidance of doubt, this Agreement shall not prevent you from accepting other consulting or employment positions during or after

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the Term, provided that you comply with the terms and conditions of this Agreement. During the Term, to the fullest extent permitted under applicable law, you agree not to directly or indirectly, whether as an officer, director, stockholder, partner, associate, consultant, or other capacity engage in, prepare to engage in, become financially interested in, or be employed by any business that is competitive with the Company, unless the Company, in its sole discretion, approves your request (if any) to do so in writing executed by the Company’s Chief Executive Officer. You further agree that during the Term, you shall not interfere with the Company’s business relationships with the Company’s business relationships, and in particular shall not influence, or attempt to influence, persuade, or induce any agents, vendors, suppliers, publishers, partners, manufacturers, software firms, industry associations or retailers of the Company or any of the Company’s members to forego or not commence a business relationship with the Company or any of the Company’s members. Notwithstanding the foregoing, you may own, as a passive investor, securities of such businesses so long as your direct holdings in any one such corporation is no more than 1% of the voting stock of such corporation. Your violation of this Section 6 will be considered a material breach of this Agreement and will automatically cease payments under Section 3.a of this Agreement. Nothing herein shall be construed so as to limit your efforts to secure employment with another company.

7. Non-Solicitation: To the fullest extent permitted under applicable law, you further agree that during the Term, you will not, either directly or indirectly, solicit any of the Company’s employees to leave their employment or attempt to solicit employees of the Company, either for yourself or for any other person or entity. For the avoidance of doubt, this Section 7 does not prohibit you from hiring or retaining services from any Company employee who responds to a general advertisement or seeks employment from you without your direct or indirect solicitation of his or her services. Your violation of this Section 7 will be considered a material breach of this Agreement and will automatically cease payments under Section 3.a of this Agreement.

8. General Release and Waiver of Claims:

a. In exchange for the consideration provided under Section 3 of this Agreement, to the fullest extent permitted by law, you hereby release and waive any and all claims arising against the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively the “Releasees”), whether known or unknown,  including, but not limited to, the following: (a) claims arising under the federal or any state constitution; (b) claims arising under the federal or any state statute, including but not limited to the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act; the Family and Medical Leave Act (FMLA), the California Family Rights Act (CFRA), the Fair Labor Standards Act (FLSA), the California Labor Code, Title VII of the 1964 Civil Rights Act, as amended, and the California Fair Employment and Housing Act;  (c) claims arising under federal, state or local laws prohibiting discrimination in employment; (d) claims for wrongful termination, breach of contract, breach of public policy, physical or mental harm or distress, breach of the covenant of good faith and fair dealing, fraud, negligence, defamation; (e) any claim for attorneys’ fees and costs; (f) any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company; and (g) any and all other claims arising from your employment relationship with the Company or the termination of that relationship. You agree that you will not file any legal action asserting any such claims. You agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law.

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b. You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, or other state statute or common law principles of similar effect, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c. You and the Company do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802.

9. ADEA Waiver: You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA Waiver”). You also acknowledge that the separation compensation given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge and agree that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the Effective Date of this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to waive the time period allotted for considering this Agreement and voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver (in a written revocation sent to me); (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after you sign this Agreement provided that you have not otherwise exercised your right to revoke the agreement; and (f) nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this ADEA Waiver, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period. Lastly, your general release of claims, except for the ADEA Waiver, is effective immediately and not revocable.

10. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter covered by this Agreement. By signing below you represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any of the other Releasees.

b. Nothing in this section shall prohibit you from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission or the National Labor Relations Board, any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company . However, you understand and agree that, by entering into this Agreement, you are releasing any and all individual claims for relief and that you will not accept any monetary judgment from such a claim. By

400 Logue Avenue, Mountain View, CA 94043  O 650.605.4600  F 650.605.4700  W quotient.com signing below, you represent that you have made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Agreement.

11. Nondisparagement: You agree that you will refrain from any disparagement, defamation, libel, or slander of any of the Releasees or their products, and services. You further agree to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees that it will direct its executive officers to refrain from any disparagement, defamation, libel, or slander of you. Nothing in this section shall prohibit either of us from providing truthful information in response to a subpoena or other legal process.

12. Tax Consequences: The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to you or made on your behalf under the terms of this Agreement. You agree and understand that you are responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Please note that if you exercise any options that are designated as incentive stock options more than 3 months after your last day as an employee, they will no longer qualify as incentive stock options.

13. Section 409A: The Company intends that all payments under the Agreement are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986 as amended and the final Treasury Regulations and official IRS guidance thereunder (collectively, “Section 409A”). To the extent it is necessary to avoid subjecting you to an additional tax under Section 409A, payment of all or a portion of the severance-related amounts described in this Agreement and any other separation payments or separation benefits, that in each case, when considered together are considered deferred compensation for purposes of Section 409A (collectively, “Deferred Payments”) will be delayed until the date that is six months and one day following your separation from service; provided, however, that in the event of your death following your separation from service but before the six month anniversary of your separation from service, then any payments delayed in accordance with this sentence will be payable in a lump sum as soon as administratively practicable after the date of your death, and any other payments or benefits due will be payable in accordance with the payment schedule applicable to them. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. However, the Company does not guarantee that any payments or benefits under this Agreement or otherwise comply with Section 409A and you are solely responsible for the payment of all taxes owed on account of all such payments and benefits.

14. Return of Company Materials: Upon the termination of this Agreement, or upon the Company’s request, you agree to immediately deliver to the Company, and will not keep in your possession, recreate, or deliver to anyone else, any and all Company property, all devices and equipment belonging to the Company, and all electronically-stored information and passwords to access such property. Notwithstanding the foregoing, you may keep your Company-provided laptop and mobile device after the Company deletes all Company information from those devices.

15. Entire Agreement: This Agreement, together with the Confidentiality Agreement and your Equity Award Agreements, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, including your employment letter with the Company dated January 30, 2014.

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16. Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable.

17. Modification: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.

18. Effective Date: You have twenty-one (21) days to consider and execute this Agreement. Both you and the Company will have seven (7) days after you sign this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after it has been signed by you (the “Effective Date”), so long as it has also been signed by the Company and has not been revoked before that date.

19. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard for choice-of-law provisions. You consent to personal and exclusive jurisdiction and venue in the State of California.

20. Protected Activity Not Prohibited: You understand that nothing in this Agreement or the Confidentiality Agreement shall in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement and the Confidentiality Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement or the Confidentiality Agreement, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. Notwithstanding, in making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information under the Confidentiality Agreement to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement and the Confidentiality Agreement.

I wish you the best in your future endeavors.

Sincerely,

QUOTIENT TECHNOLOGY INC.

By:	/s/ Steven Boal
Steven Boal
Chief Executive Officer

400 Logue Avenue, Mountain View, CA 94043  O 650.605.4600  F 650.605.4700  W quotient.com

EXHIBIT A

Equity Award Detail

Grant Date	Award Type	Exercise Price (if any)	Vested at December 31, 2015*	Vested at March 31, 2016*	Unvested at March 31, 2016
3/12/2010	NQ	$3.675	431,277	431,277	0
4/18/2011	NQ	$3.675	36,715	36,715	0
2/07/2012	NQ	$5.325	70,728	70,728	0
2/07/2012	ISO	$5.325	25,104	29,271	0
2/07/2013	NQ	$3.700	113,332	113,332	18,971
2/07/2013	ISO	$3.700	0	10,000	17,696
11/14/2013	NQ	$8.650	104,166	116,666	74,625
11/14/2013	ISO	$8.650	0	0	8,708
5/01/2014	RSU	N/A	62,500	125,000	125,000
2/05/2015	RSU	N/A	0	18,750	56,250

*Assuming continued provision of services through such date.

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INITIAL SIGNATURE PAGE

Please read the Agreement carefully, it contains a RELEASE of all known and unknown claims.

By my signature below, I represent that:

1.	I have had an opportunity to consult with an attorney,
2.	I have carefully read and understand the scope and effect of the provisions of this Agreement, and
3.	I understand that the releases and covenants in Sections 5 through 11 apply to me.

Richard Hornstein			Quotient Technology Inc.

/s/ Richard Hornstein			By:	/s/ Steven Boal
			Its:	Chief Executive Officer

Date:	1/4	,2016		Date:	January 4	,2016

END OF FULL-TIME EMPLOYMENT SIGNATURE PAGE

Please read the Agreement carefully, it contains a RELEASE of all known and unknown claims.

By my signature below, I represent that:

1.	I have had an opportunity to consult with an attorney,
2.	I have carefully read and understand the scope and effect of the provisions of this Agreement, and
3.	I understand that the releases and covenants in Sections 5 through 11 apply to me.

Agreed and accepted:

Richard Hornstein		Quotient Technology Inc.

		By:
		Its:	Chief Executive Officer

Date:	,2016		Date:	,2016

EARLY TERMINATION SIGNATURE PAGE

Please read the Agreement carefully, it contains a RELEASE of all known and unknown claims.

By my signature below, I represent that:

1.	I have had an opportunity to consult with an attorney,
2.	I have carefully read and understand the scope and effect of the provisions of this Agreement, and
3.	I understand that the releases and covenants in Sections 5 through 11 apply to me.

Agreed and accepted:

Richard Hornstein	Quotient Technology Inc.

By:
	Its:	Chief Executive Officer

Date:		Date: